Exhibit 10.9

AGREEMENT ON OWED SALARY BETWEEN DR. PRIDGEN AND INNOVATIVE MED CONCEPTS, LLC

July 15, 2020

This Agreement on Owed Salary (“ Agreement”) is an agreement between Innovative Med Concepts, LLC (“IMC” or the “Company”), and Dr. William L. Pridgen (“Pridgen”) regarding the payment and satisfaction of salary accrued and owed to Dr. Pridgen (IMC and Pridgen together as ““Parties” and individually as a “Party”“).

WHEREAS, the Company owes Pridgen $549,046.29 of accrued salary; and

WHEREAS, The Parties wish to enter into this Agreement as to how the accrued salary will be repaid and satisfied.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.             Promptly after closing of the Company”s IPO, if and when it is completed, the Company will pay Pridgen the accrued salary in cash or equity, in its discretion. Any equity paid to satisfy the amount of accrued salary shall be issued using a Company valuation of $40,000,000, rather than the pre-money or post-money valuation for the IPO.

2.             Any stock issued to Pridgen shall be considered issued immediately before the IPO, such that Pridgen shall receive any equity after any dilution occurring to the pre-existing investors in the Company, other than any dilution resulting from the issuance of stock to new investors in the IPO or from exercise of warrants, which dilution shall apply to Pridgen” s stock.

3.             If the Company elects to pay any portion of the accrued salary in cash, then the cash portion of the accrued salary payment shall be paid to Pridgen within 30 days of the IPO.

4.             If in dispute, the calculation of the amount of the payment, including the value of stock issued to Pridgen, shall be made by Barfield, Murphy, Shank & Smith, LLC. Such valuation shall be based on the market value of the public stock issued to the investors, without any discounts applied for blockage, restrictions on sale, etc., to simplify the calculation.

5.             In the case the company decides to call off the IPO or raise the required capital privately, Pridgen”s accrued salary shall be paid under the original terms of such payment as described in Section 4. 7 of the First Amendment to the Amended and Restated Operating Agreement of the Company, entered into May 31, 2018.

6.             The agreement entered into between Pridgen and the Company with Advisory Committee in its Meeting on May 6, 2014 shall apply to the payment of the accrued salary. Pridgen received an advance on his salary in the amount of $100,000. That amount will be offset against the payment, and Pridgen will have the option of setting it off against the cash portion or the stock portion of the accrued salary payment, if the Company elects to pay the accrued salary through cash and equity.

7.             This Agreement shall be governed by laws of the state of Alabama, without regard to conflicts of law principles requiring the application of the laws of any other state or jurisdiction. The Parties agree to submit to the jurisdiction and venue of courts located in Tuscaloosa County, Alabama for any lawsuit involving this Agreement.

8.             This Agreement may be executed and accepted in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have hereunto set their hands or caused their duly authorized representative to execute this agreement on their behalf under seal effective as of the day and date first printed above.

INNOVATIVE MED CONCEPTS, LLC

By:	/s/ Greg Duncan
Name: Greg Duncan
Title: Chief Executive Officer

/s/ Dr. William L. Pridgen
Dr. William L. Pridgen, individually

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